Exhibit 23.2

CONSENT OF MARTIN WAFFORN, P. ENG.

To:    United States Securities and Exchange Commission

Re:	Expert Consent for Annual Report on Form 40-F

Technical reports entitled:

1.	“Manantial-Espejo Project Canadian Standard NI 43-101, Santa Cruz Province, Argentina” dated March 2006 relating to the Manantial Espejo property;

2.	“Feasibility Study Volume I – NI 43-101 Technical Report for Alamo Dorado Project, Alamos, Sonora, Mexico” dated March 31, 2005 relating to the Alamo Dorado property;

3.	“Technical Report for the San Vincente Property, Potosi Bolivia” dated effective December 31, 2014 relating to the San Vincente property;

4.	“Pan American Silver Corp. Navidad Project, Chubut Province, Argentina: Preliminary Assessment” dated January 14, 2011 relating to the Navidad property;

5.	“Technical Report – Preliminary Economic Analysis for the Expansion of the La Colorada Mine, Zacatecas, Mexico” dated effective December 31, 2013 relating to the La Colorada property;

6.	“Technical Report for the Dolores Property, Chihuahua, Mexico” dated effective December 31, 2016 relating to the Dolores property;

7.	“Technical Report for the Huaron Property, Pasco, Peru” dated effective June 30, 2014 relating to the Huaron property;

8.	“Technical Report for the Morococha Property, Yauli, Peru” dated effective June 30, 2014 relating to the Morococha property; and

9.	“Technical Report for the Joaquin Property, Santa Cruz, Argentina - Pre-feasibility Study” dated effective November 30, 2017 relating to the Joaquin property.

(collectively, the “Technical Reports”)

were prepared for Pan American Silver Corp. (the “Corporation”) in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects by Martin Wafforn, P. Eng., in whole or in part, and filed with applicable securities regulatory authorities.

The undersigned does hereby consent to the inclusion of the written disclosure of the Technical Reports and the extracts from, or summary of, or references to the Technical Reports and other scientific and technical information attributed to the undersigned (the “Technical Information”) by the Corporation in the annual information form of the Corporation, dated March 22, 2018 (the “AIF”) and in the Annual Report on Form 40-F of the Corporation, dated March 22, 2018 (the “40-F”). The undersigned does also hereby consent to the reference to my name in the AIF and the 40-F.

The undersigned consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos., 333-180494, 333-180495 and 333-206162) and on Form F-10 (File No. 333-212468) of the references to my name and the above mentioned information in the AIF and 40-F.

The undersigned does hereby confirm that I have read the AIF and the 40-F and have no reason to believe that there are any misrepresentations in the information contained in the AIF or the 40-F that are (a) derived from the Technical Reports or the Technical Information; or (b) within my knowledge as a result of the services I performed in connection with the Technical Reports or the Technical Information.

Dated this 22 day of March, 2018.

/s/ “Martin Wafforn”
Martin Wafforn, P. Eng.